Exhibit 99.1

Media Contact Chris Muller PAETEC (585) 340-8218 christopher.muller@paetec.com	Investor Contact Pete Connoy PAETEC (585) 340-2649 peter.connoy@paetec.com

FOR IMMEDIATE RELEASE

PAETEC Holding Corp. Commences Offering of Senior Secured Notes

FAIRPORT, N.Y. (January 6, 2010) – PAETEC Holding Corp. (NASDAQ GS: PAET) announced today that it plans to offer $275 million aggregate principal amount of its 8 7/8% senior secured notes due 2017 in a private offering to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933 (the “Securities Act”) and outside the United States in reliance on Regulation S under the Securities Act.

The net proceeds from the offering will be used, together with cash on hand, to repay loans outstanding under PAETEC’s existing credit facilities and to pay related fees and expenses.

The offering is expected to be completed during the week of January 4, 2010, subject to market conditions.

The notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.